                 [LETTERHEAD OF SONNENSCHEIN NATH & ROSENTHAL]

                                Sheldon I. Fink
                                (312) 876-8107


                                 May 31, 1995

Shelby Yastrow, Esq.
Senior Vice President
McDonald's Corporation
One McDonald's Plaza
Oak Brook, IL  60521

Dear Mr. Yastrow:

     You have engaged our Firm to act as special tax counsel to McDonald's Corporation ("McDonald's") in connection with the offer (the "Exchange Offer") by McDonald's to exchange Subordinated Deferrable Interest Debentures due 2025 (the "Debentures") for up to 18,000,000 Depositary Shares each representing 1/2,000 of a share of 7.72% Cumulative Preferred Stock, Series E, of McDonald's (the "Depositary Shares"). In particular, you have requested our opinion relating to certain material United States federal income tax considerations relevant to a United States person which is a holder of Depositary Shares and which exchanges those Depositary Shares for Debentures pursuant to the Exchange Offer and relevant to a holder of Debentures after the Exchange Offer. You have also requested our opinion as to certain material United States federal income and estate tax considerations that may be relevant to non-United States Persons in connection with such Exchange Offer.

     In rendering the opinion set forth below, we have examined and relied upon the information set forth in the Pre-Effective Amendment No. 1 to Form S-4 Registration Statement under the Securities Act of 1933, filed with the United States Securities and Exchange Commission by McDonald's on May 31, 1995, relating to the Exchange Offer (the "Registration Statement"). We have examined and relied upon originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Registration Statement and of such certificates, corporate records and other documents, agreements and instruments as we have deemed necessary to form a basis for such opinion, but we have not taken further action to independently verify the accuracy or completeness of such certificates, records, documents, agreements and instruments. In connection with such examination, we have assumed (a) the genuineness of all signatures, (b) the authenticity of all certificates, records, documents, agreements, and instruments (herein called "documents") submitted to us as originals, (c) the conformity to
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Shelby Yastrow, Esq.
May 31, 1995
Page 2

originals of all documents submitted to us as copies or specimens, and (d) the authenticity of the originals of such documents submitted to us as copies or specimens.

     We further have assumed the due authorization, execution and delivery of all documents submitted to us and the validity and enforceability of each such document in accordance with its terms.

     Based upon and subject to the foregoing, the statements set forth in the Registration Statement under the headings "Certain United States Federal Income Tax Considerations" and "Certain United States Federal Tax Considerations For Non-United States Persons", to the extent that they constitute matters of law or legal conclusions with respect to the Federal law of the United States, accurately reflects and constitutes and is consistent with the legal opinion of our Firm.

     Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations (including Proposed Regulations and Temporary Regulations) promulgated thereunder, Internal Revenue Service rulings, official pronouncements and judicial decisions, all as in effect on the date of this opinion and all of which are subject to change, possibly with retroactive effect, or different interpretations.

     Our opinion does not discuss all the United States federal tax consequences that may be relevant to the Exchange Offer or subsequent events in light of a Debenture holder's or a holder of Depositary Shares' particular circumstances, and it is not intended to be applicable in all respects to all categories of investors. In particular, our opinion does not address any special rules that may be applicable to insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities or currencies, persons which hold Depositary Shares or Debentures received in the exchange as a position in a "straddle," as part of a "synthetic security," "hedge," "conversion transaction" or other integrated investment, or persons whose functional currency is other than United States dollars. In addition, our opinion does not address any state, local or foreign tax considerations. As indicated in the Registration Statement, all holders of Depositary Shares should consult their own tax advisors regarding the United States federal, state, local and foreign tax consequences of the proposed exchange and of the ownership and disposition of Debentures received in the exchange in light of their own particular circumstances.
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Shelby Yastrow, Esq.
May 31, 1995
Page 3

     We are furnishing this opinion to you solely for the purpose of providing an opinion which may be used, circulated, quoted or otherwise referred to by you as part of the filing of the above-referenced Registration Statement with the United States Securities and Exchange Commission, and our opinion is not to be relied upon or used for any other purpose without our prior written consent. We are aware that we are named in the Registration Statement as special tax counsel for the Company and hereby consent to the use of our name and the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

     This opinion is rendered on the date hereof and we have no continuing obligation hereunder to inform you of changes of law subsequent to the date hereof.

                                    Very truly yours,


                                    /s/ SONNENSCHEIN NATH & ROSENTHAL





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